101 East Washington Street
P.O. Box 1488
New Castle, PA 16103-1488
Telephone: (412) 652-8550


                                    FIRST WESTERN
                                    BANCORP, INC.

NEWS RELEASE

Date:       October 28, 1998      Release No. 289

Contact:    Thomas J. O'Shane                       Richard L. Stover
            Chairman and                   or       President  and
            Chief Executive Officer                 Chief Operating Officer
            FIRST WESTERN BANCORP, INC.
            (724) 652-8550 extension 1173

                                              FOR IMMEDIATE RELEASE

                     FIRST WESTERN BANCORP, INC.
                  CONFIRMS ELIMINATION OF POSITIONS

      NEW CASTLE, PA (October 28, 1998) - First Western Bancorp, Inc. (NASDAQ:FWBI) today confirmed that in addition to existing vacancies that are not being filled, it was eliminating approximately 70 positions (including part time). This confirmation followed First Western's October 20, 1998 announcement of its Profit Improvement Initiative designed to cut costs by $3.5 million to $4.5 million annually.

      At the same time, Robert H. Young, Executive Vice President and Kathleen L. Selmier, Senior Vice President, announced their intention to leave First Western to engage in other pursuits.

      Kenneth J. Romig, currently First Western's Controller, will succeed Mr. Young as First Western's Chief Financial Officer, and
Stephen R. Sant, President of First Western Bank, N.A., will assume Ms. Selmier's responsibilities for the Retail division.

      "Both Mr. Young and Ms. Selmier have worked hard for First Western," remarked Thomas J. O'Shane, Chairman and Chief Executive Officer at First Western. "Over the years I have worked closely with them and relied upon their counsel. They will be missed by us all. We thank them for the services they have rendered to First Western and wish them the very best for the future."

      First Western Bancorp, Inc., with headquarters in New Castle, PA, and assets of more than $2.2 billion, is the parent of First Western Bank, N.A., a full service bank also providing trust and financial services. First Western Insurance Services, Inc. is a subsidiary of First Western Bank. First Western operates 51 financial stores in 10 Pennsylvania counties (Lawrence, Mercer, Beaver, Butler, Erie, Allegheny, Washington, Cambria, Jefferson and Westmoreland) and in Ashtabula County, Ohio.

      Anyone having questions concerning this announcement is requested to contact Thomas J. O'Shane, Chairman and Chief Executive Officer or Richard L. Stover, President and Chief Operating Officer.

                                  ###